Exhibit 99.1

Semler Scientific® Reports Second Quarter 2024 Financial Results and Additional Bitcoin Purchases

Santa Clara, CA – August 5, 2024 – Semler Scientific, Inc. (Nasdaq: SMLR), a pioneer in developing and marketing technology products and services to healthcare providers to combat chronic diseases, today reported financial results for the second quarter ended June 30, 2024. In addition, the Company announced the purchase of an additional 101 bitcoins for an aggregate amount of $6.0 million. Since announcing the adoption of a bitcoin treasury strategy on May 28, 2024, the Company has purchased 929 bitcoins for a total of $63.0 million.

“We are pleased to report strong income from operations of $5.4 million in the second quarter,” said Doug Murphy-Chutorian, MD, chief executive officer of Semler Scientific. “We remain laser focused on acquiring and holding bitcoin, while supporting and expanding our healthcare business.”

“We are very encouraged by the strong positive reaction to our recent announcement of a bitcoin treasury strategy,” said Eric Semler, chairman of Semler Scientific. “We continue to firmly believe that bitcoin is a compelling investment and plan on acquiring additional bitcoins with our cash from operations, as well as with cash generated from the sale of securities under our $150.0 million shelf registration statement, once effective.”

FINANCIAL RESULTS

For the second quarter ended June 30, 2024, compared to the corresponding period of 2023, Semler Scientific reported:

●	Revenues of $14.5 million, a decrease of $4.1 million, or 22%, compared to $18.6 million.
●	Cost of revenues of $1.3 million, an increase of $0.1 million, or 3%, compared to $1.2 million
●	Total operating expenses, which include cost of revenues, of $9.1 million, a decrease of $2.3 million, or 20%, compared to $11.4 million.
●	Income from operations of $5.4 million, a decrease of $1.8 million, or 25%, compared to $7.2 million.
●	Pre-tax net income of $1.1 million (which includes the change in fair value on our bitcoin holdings of negative $5.1 million), a decrease of $6.6 million, or 85%, compared to $7.7 million.
●	Income tax expense of $1.1 million, or an effective tax rate of 99%, compared to $1.8 million, or an effective tax rate of 23%.
●	Net income of $11 thousand, or breakeven, a decrease of $5.9 million, or 100%, compared to net income of $5.9 million, or $0.88 per basic share and $0.75 per diluted share.

Semler Scientific’s three largest customers (including their affiliates) comprised 44%, 27% and 11% of second quarter 2024 revenues, respectively, and its two largest customers comprised 37% and 34% of second quarter 2023 revenues, respectively.

BITCOIN HOLDINGS

On May 28, 2024, Semler Scientific announced the initial purchase of 581 bitcoins for an aggregate amount of $40.0 million. On June 6, 2024, the Company announced the purchase of an additional 247 bitcoins for an aggregate amount of $17.0 million. On June 28, 2024, the Company purchased an additional 49 bitcoins for an aggregate cost of $3.0 million. As of June 30, 2024, the Company held 877 bitcoins with a fair value of $54.9 million, which reflects a cumulative reduction in fair value of $5.1 million.

Subsequently through August 5, 2024, the Company has purchased an additional 52 bitcoins for an aggregate cost of $3.0 million. Semler Scientific’s total holdings as of August 5, 2024 are 929 bitcoins for an aggregate purchase amount of $63.0 million. All purchase amounts include fees and expenses.

Notice of Conference Call

Semler Scientific will host a conference call today at 4:30 p.m. ET. The call will address results of the second quarter ended June 30, 2024, as well as provide a business update on Semler Scientific’s strategies for the near-term future. Questions can be submitted prior to the start of the call to ir@semlerscientific.com.

Participants are encouraged to pre-register for the conference call using the following link: https://dpregister.com/sreg/10190580/fcfdde76dc. Callers who pre-register will be given a conference passcode and unique PIN to gain immediate access to the call and bypass the live operator. Participants may pre-register at any time, including up to and after the call start time. Those without internet access or who are unable to pre-register may dial in by calling:

Domestic callers: (833) 816-1161

International callers: (412) 317-0717

Please specify to the operator that you would like to join the "Semler Scientific Call." The conference call will be archived on Semler Scientific’s website at www.semlerscientific.com.

Semler Scientific, Inc.

Condensed Statements of Income

Unaudited

(In thousands of U.S. Dollars, except share and per share data)

	For the three months ended June 30,		For the six months ended June 30,
	2024	2023	2024	2023

Revenues	$14,465	$18,605	$30,368	$36,811
Operating expenses:
Cost of revenues	1,255	1,219	2,501	2,488
Engineering and product development	1,440	1,762	2,578	3,392
Sales and marketing	3,456	4,985	7,131	10,177
General and administrative	2,964	3,459	5,832	7,318
Total operating expenses	9,115	11,425	18,042	23,375
Income from operations	5,350	7,180	12,326	13,436
Interest and dividend income	714	597	1,534	1,080
Change in fair value of notes held for investment	128	(111)	128	(217)
Change in fair value of digital assets	(5,055)	—	(5,055)	—
Other (expense) income, net	(4,213)	486	(3,393)	863
Pre-tax income	1,137	7,666	8,933	14,299
Income tax provision	1,126	1,787	2,849	3,451
Net income	$11	$5,879	$6,084	$10,848
Net income per share, basic	$0.00	$0.88	$0.88	$1.62
Weighted average number of shares used in computing basic net income per share	6,944,664	6,707,341	6,918,709	6,704,306
Net income per share, diluted	$0.00	$0.75	$0.78	$1.38
Weighted average number of shares used in computing diluted net income per share	7,795,149	7,867,001	7,789,101	7,887,584

Semler Scientific, Inc.

Condensed Balance Sheets

(In thousands of U.S. Dollars, except share and per share data)

	June 30,	December 31,
	2024	2023
	Unaudited
Assets
Current Assets:
Cash and cash equivalents	$7,332	$57,200
Restricted cash	132	132
Trade accounts receivable, net of allowance for credit losses of $243 and $287, respectively	7,470	6,125
Short-term notes held for investments	6,100	—
Inventory, net	385	445
Prepaid expenses and other current assets	2,271	2,042
Total current assets	23,690	65,944
Assets for lease, net	1,768	2,285
Property and equipment, net	620	720
Long-term investments	512	512
Notes held for investment	—	5,372
Intangible digital assets	54,945	—
Other non-current assets	127	270
Deferred tax assets, net of valuation allowance of $1,207 and $0, respectively	3,124	2,962
Total assets	$84,786	$78,065

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$227	$402
Accrued expenses	5,086	4,502
Deferred revenue	840	1,120
Other short-term liabilities	211	176
Total current liabilities	6,364	6,200

Long-term liabilities:
Other long-term liabilities	24	70
Total long-term liabilities	24	70
Commitments and contingencies (Note 15)
Stockholders’ equity:
Common stock, $0.001 par value; 50,000,000 shares authorized; 7,202,146 and 7,099,441 shares issued, and 6,987,724 and 6,885,019 shares outstanding (treasury shares of 214,422 and 214,422), respectively	7	7
Additional paid-in capital	12,504	11,985
Retained earnings	65,887	59,803
Total stockholders’ equity	78,398	71,795

Total liabilities and stockholders’ equity	$84,786	$78,065

Semler Scientific, Inc.

Condensed Statements of Cash Flows

Unaudited

(In thousands of U.S. Dollars)

	Six months ended June 30,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$6,084	$10,848

Reconciliation of Net Income to Net Cash Provided by Operating Activities:
Depreciation	346	279
Deferred tax expense	(163)	(207)
Loss on disposal of assets for lease	319	114
Gain on short-term investments	—	(237)
Allowance for credit losses	(44)	92
Change in fair value of notes held for investment	(128)	217
Change in fair value of digital assets	5,055	—
Stock-based compensation	295	860
Changes in Operating Assets and Liabilities:
Trade accounts receivable	(1,292)	(2,240)
Inventory	60	(7)
Prepaid expenses and other current assets	(135)	(950)
Other non-current assets	43	106
Accounts payable	(175)	(326)
Accrued expenses	584	3,495
Other current and non-current liabilities	(291)	13
Net Cash Provided by Operating Activities	10,558	12,057

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment	(48)	(260)
Purchase of notes held for investment	(500)	(500)
Purchase of digital assets	(60,000)	—
Proceeds from maturities of short-term investments	—	57,707
Purchase of short-term investments	—	(49,728)
Purchase of assets for lease		(674)
Net Cash (Used in) Provided by Investing Activities	(60,548)	6,545

CASH FLOWS FROM FINANCING ACTIVITIES:
Repurchase of warrants	—	(1,949)
Taxes paid related to net settlement of equity awards	(45)	(172)
Stock issuance expenses	(102)	—
Proceeds from exercise of stock options	269	—
Net Cash Provided by (Used in) Financing Activities	122	(2,121)
(DECREASE) INCREASE IN CASH	(49,868)	16,481
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, BEGINNING OF PERIOD	57,332	23,014
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, END OF PERIOD	$7,464	$39,495

Semler Scientific, Inc.

Digital Assets- Additional Information

Rollforward of bitcoin holdings

Unaudited

	Source of Capital Used to Purchase Bitcoin	Digital Assets at Cost (in thousands)	Change in fair Value (in thousands)	Digital Assets at Fair Value (in thousands)	Approximate Number of Bitcoin Held	Approximate Average Purchase Price Per Bitcoin
Balance as of March 31, 2024		$—	$—	$—	—	$—
Digital assets purchased	(a)	60,000	—	60,000	877	68,436
Change in fair value of the digital assets		—	(5,055)	(5,055)	—	—
Balance as of June 30, 2024		$60,000	$(5,055)	$54,945	877	$68,436

(a)	Cash from operations

About Semler Scientific, Inc.:

Semler Scientific, Inc. is a pioneer in developing and marketing technology products and services to healthcare providers to combat chronic diseases. Its flagship product, QuantaFlo®, which is patented and cleared by the U.S. Food and Drug Administration (FDA), is a rapid point-of-care test that measures arterial blood flow in the extremities. The QuantaFlo test aids in the diagnosis of cardiovascular diseases, such as peripheral arterial disease (PAD), and Semler Scientific is seeking a new 510(k) clearance for expanded-indications. QuantaFlo is used by healthcare providers to evaluate their patient’s risk of mortality and major adverse cardiovascular events (MACE). Semler Scientific also invests in bitcoin and has adopted bitcoin as its primary treasury asset. Additional information about Semler Scientific can be found at www.semlerscientific.com.

Forward-Looking Statements

This press release contains “forward-looking” statements. Such statements can be identified by, among other things, the use of forward-looking language such as the words “believe,” “goal,” “may,” “will,” “intend,” “expect,” “anticipate,” “estimate,” “project,” “would,” “could” or words with similar meaning or the negatives of these terms or by the discussion of strategy or intentions. The forward-looking statements in this release include express or implied statements regarding expansion of the healthcare business; seeking a new 510(k) clearance for QuantaFlo with expanded indications for use; purchase of additional bitcoin; value of bitcoin and ability to execute on the bitcoin treasury strategy; among others. Such forward-looking statements are subject to a number of risks and uncertainties that could cause Semler Scientific’s actual results to differ materially from those discussed here, such as such as risks inherent with investing in bitcoin, including bitcoin's volatility; risk of implementing a new bitcoin treasury strategy; risk that insurance plans and other customers will not continue to license its cardiovascular testing products; risk of changes in the reimbursement landscape for its customers including related to the Centers for Medicare and Medicaid Services (CMS) rate announcement; risk of obtaining a new 510(k) clearance for expanded indications; along with those other risk factors detailed in Semler Scientific's filings with the Securities and Exchange Commission. These forward-looking statements involve assumptions, estimates, and uncertainties that reflect current internal projections, expectations or beliefs. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. All forward-looking statements contained in this press release are qualified in their entirety by these cautionary statements and the risk factors described above. Furthermore, all such statements are made as of the date of this release and Semler Scientific assumes no obligation to update or revise these statements unless otherwise required by law.

No Offer or Solicitation

This press release does not and shall not constitute an offer to sell or a solicitation of an offer to buy any securities of Semler Scientific, Inc., nor shall there be any offer, solicitation or sale of such securities, in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

INVESTOR CONTACT:

Renae Cormier

Chief Financial Officer

ir@semlerscientific.com

SOURCE: Semler Scientific, Inc.